EXHIBIT A

                 Funds of First Trust Exchange-Traded Fund VIII

                             As of November 1, 2019



First Trust CEF Income Opportunity ETF

First Trust Municipal CEF Income Opportunity ETF

First Trust TCW Opportunistic Fixed Income ETF

EquityCompass Equity Risk Manager ETF

EquityCompass Tactical Equity Risk Manager ETF

First Trust TCW Unconstrained Plus Bond ETF

First Trust Low Duration Strategic Focus ETF

FT Cboe Vest U.S. Equity Buffer ETF - August

FT Cboe Vest U.S. Equity Deep Buffer ETF - August

FT Cboe Vest U.S. Equity Buffer ETF - November

FT Cboe Vest U.S. Equity Deep Buffer ETF - November